Exhibit 4.28

EXECUTION VERSION

NOTICE OF ESTABLISHMENT OF UNCOMMITTED REVOLVING FACILITY COMMITMENTS

To:	Bank of America Merrill Lynch International Limited as Agent as defined in the Agreement (defined below)

29 January 2016

Dear Sirs,

US$1,500,000,000 facilities agreement originally dated 2 November 2012 between, among others, Syngenta AG as Company, Bank of America Merrill Lynch International Limited (formerly known as Banc of America Securities Limited), Banco Santander, S.A., Citigroup Global Markets Limited, Credit Suisse AG, Deutsche Bank AG, HSBC Bank plc, UBS AG and Unicredit Bank AG as Arranger and Bank of America Merrill Lynch International Limited (formerly known as Banc of America Securities Limited) as Agent as amended pursuant to an amendment letter dated 28 January 2016 (the Agreement)

1.	Interpretation

(a)	We refer to the Agreement. Capitalised terms defined in the Agreement have the same meaning when used in this notice unless expressly defined in this notice.

(b)	The provisions of clause 1.2 (Construction) of the Agreement apply to this notice as though they were set out in full in this notice except that references to the Agreement are to be construed as references to this notice.

2.	Establishment of Uncommitted Revolving Facility Commitment

(a)	Pursuant to clause 2.2 (Uncommitted Revolving Facility) of the Agreement, the Company requests the establishment of an Uncommitted Revolving Facility Commitment in an aggregate amount equal to USD 1,000,000,000 (the Uncommitted Revolving Facility Commitment).

(b)	The Company confirms that no Default is continuing or would result from the establishment of the Uncommitted Revolving Facility Commitment.

(c)	Each Uncommitted Revolving Facility Lender will assume all of the obligations corresponding to the Uncommitted Revolving Facility Commitment in the amount in the Base Currency set opposite its name under the heading “Uncommitted Revolving Facility Commitment” in the Schedule to this notice.

(d)	The establishment and assumption of the Uncommitted Revolving Facility Commitment shall take effect on the date on which the conditions set in paragraph (b) of clause 2.2 (Uncommitted Revolving Facility Commitments) of the Agreement in relation to each Uncommitted Revolving Facility Lender have been satisfied (the Assumption Date). The Agent shall notify the Company and the Uncommitted Revolving Facility Lenders promptly following the occurrence of the Assumption Date.

(e)	The Agent shall promptly notify the Lenders of the establishment of the Uncommitted Revolving Facility Commitment.

(f)	The Company shall pay to each Uncommitted Revolving Facility Lender a fee in the amount and times agreed in a Fee Letter.

3.	Miscellaneous

This notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this notice.

4.	Governing law

This notice and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully,

/s/ Daniel Michaelis	/s/ Nicholas Zuercher

For

Syngenta AG

as Company

Syngenta AG – Signature Page to

Notice of Uncommitted Revolving

Facility Commitments

FORM OF ACKNOWLEDGEMENT

We agree to the terms of this notice.

/s/ Kevin Day

Kevin Day

Vice President

For

Bank of America Merrill Lynch International Limited

for itself and as Agent of the other Finance Parties

Date: 29 January 2016

Syngenta AG – Signature Page to

Notice of Uncommitted Revolving

Facility Commitments

SCHEDULE

UNCOMMITTED REVOLVING FACILITY COMMITMENTS

Name of Uncommitted Revolving Facility Lender	Uncommitted Revolving Facility Commitment (USD)
Goldman Sachs Bank USA	213,636,363.64
JPMorgan Chase Bank, N.A.	213,636,363.64
Banco Santander, S.A.	63,636,363.64
Citibank, N.A., London Branch	63,636,363.64
Credit Suisse AG	63,636,363.64
Deutsche Bank Luxembourg S.A.	63,636,363.64
UniCredit Luxembourg S.A.	63,636,363.64
UBS Switzerland AG	63,636,363.64
HSBC Bank plc	31,818,181.82
HSBC Trinkaus & Burkhardt AG	31,818,181.82
Banco Itaú BBA International, S.A. – London Branch	21,212,121.21
Coöperatieve Rabobank U.A., formerly known as Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A.	21,212,121.21
CA Indosuez (Switzerland) SA, formerly known as Crédit Agricole (Suisse) SA	21,212,121.21
Standard Chartered Bank	21,212,121.21
The Bank of New York Mellon	21,212,121.21
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	21,212,121.21
Total	1,000,000,000.00